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                                                                    EXHIBIT 99.1

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              MICROHELIX ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

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                              For Immediate Release

Contact:          Terry Rixford
                  Chief Financial Officer
                  (503) 968-1600
                  RCG Capital Markets Group, Inc. (480) 675-0400

(May 7, 2003) - PORTLAND, Oregon - microHelix, Inc. (NASDAQ: MHLX), a leading designer, manufacturer and marketer of customized electronic micro-interconnect systems for the medical (ultrasound, minimally invasive and fully-implantable), commercial and military markets, today announced financial results for the first quarter ended March 31, 2003.

For the first quarter of fiscal year 2003, the Company reported sales of $1,011,000, compared to $1,292,000 reported for the quarter ended March 31, 2002. The Company reported a net loss of $838,000, or $(0.18) per share, for the quarter compared to a net loss of $701,000, or $(0.15) per share for the quarter ended March 31, 2002.

The entire decline in sales can be attributed to a decrease in shipments to Jomed, Inc. Jomed, Inc. is the U.S. subsidiary of Jomed N.V., a Dutch corporation. Jomed N.V. underwent debt reorganization during the first quarter, which led to a decrease in orders. As a result of the reduction in shipments to Jomed, Inc., the Company's gross margin for the first quarter of 2003 was substantially lower than during the same quarter a year ago. Total operating expenses for the first quarter 2003 were $744,000 compared to $872,000 in the comparable quarter a year earlier, a reduction of $128,000 as a result of the cost reduction program initiated in October 2002.

Ty Pettit, microHelix, president and chief executive officer, commented, "Quarterly fluctuations in customer demand are part of doing business with multinational OEMs. Fortunately, our current sales and marketing strategy to expand our OEM customer base is working well and we have made additional progress during the first quarter, enhancing the Company's diversification. I am also pleased to report that shipments are recovering in the second quarter and we remain on track for an improved fiscal 2003, with expected year-over-year revenue growth of approximately 15 to 20 percent."

Mr. Pettit continued, "We have also taken a number of steps to ensure that we are totally focused on leveraging our core capabilities in the design and manufacture of complex interconnect systems and related components - our `bread and butter' business. Ongoing
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expense reduction initiatives have brought our costs in line with our market opportunities, making us more competitive and putting us on track to achieve better financial results as the year progresses."

Terry Rixford, senior vice president of finance commented, "Our cash position declined by $1.9 million in the quarter. Approximately half of this decrease relates to the repayment of debt and the balance was used to fund our first quarter operating loss. Fortunately, we do not have any loan payments to make for the balance of this year and we do have a $1.5 million asset based lending agreement in place. We are in the process of seeking additional permanent capital, but we are not relying on that source to continue to operate. Management is keenly aware that if we are going to finance our working capital requirements from current operations, we must reduce our losses. We expect that to happen in the current quarter due to our increased visibility of sales and this quarter's receipt of the full benefit of our additional cost reduction efforts. Obviously, we can't guarantee these results but we are hopeful that the second quarter will show meaningful reduced losses and improved utilization of cash."

Management will discuss these financial results in a conference call at 4:30 P.M. ET, Wednesday, May 7, 2003. Interested parties can access the call by dialing (877) 858-9308 or by accessing the web cast at http://www.microhelix.com. A replay of the call will be available at (706) 645-9291 through May 9, 2003, access code 59807, and the web cast can be accessed at http://www.microhelix.com for 30 days as well.

microHelix, Inc. is a leading designer, manufacturer and marketer of customized electronic micro-interconnect systems for the medical (ultrasound, minimally invasive and fully-implantable), commercial and military markets. microHelix's interconnect systems are designed into devices manufactured by OEM customers and are used in applications like medical ultrasound probes, electrophysiology cardiac mapping catheters, left ventricular assist devices, pain management devices, and heads up displays. microHelix has 13 approved U.S. patents and 12 pending patents covering proprietary micro-miniature methods of manufacturing electronic interconnect systems and related technology.

Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause the company's actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of the company's products, general economic conditions, and such other risks and factors as are described from time to time in the company's Securities and Exchange Commission filings. The forward-looking statements made today speak only as of today and the Company does not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Financial Statements To Follow
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                                MICROHELIX, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                 MARCH 31, 2003
                                                                 --------------
ASSETS

   Current Assets:
   Cash                                                            $    236,258
   Accounts receivable - net                                            917,470
   Due from affiliates                                                   41,379
   Inventories                                                          799,627
   Prepaid expenses                                                     108,902
                                                                   ------------
      Total current assets                                            2,103,636
   Property and equipment - net                                       1,438,623
   Intangible and other assets - net                                  1,101,508
                                                                   ------------

      Total                                                        $  4,643,767
                                                                   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

   Current Liabilities:
   Accounts payable                                                $    291,129
   Accrued liabilities                                                  344,796
   Line of credit                                                       211,861
   Short-term borrowing                                                 200,000
                                                                   ------------
      Total current liabilities                                       1,047,786

Long-Term Liabilities:
   Long-term portion of notes payable
      to shareholder                                                    500,000
                                                                   ------------
      Total long-term liabilities                                       500,000
                                                                   ------------
      Total liabilities                                               1,547,786
                                                                   ------------

Shareholders' Equity:

   Common stock                                                      14,159,467
   Additional paid-in capital                                         6,487,417
   Notes receivable from shareholders                                   (57,940)
   Deferred compensation expense                                        (43,347)
   Accumulated deficit                                              (17,449,616)
                                                                   ------------
      Total shareholders' equity                                      3,095,981
                                                                   ------------

      Total                                                        $  4,643,767
                                                                   ============

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                                MICROHELIX, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                   ----------------------------
                                                       2002             2003
                                                   -----------      -----------
Sales                                              $ 1,291,967      $ 1,011,218
Cost of Sales                                        1,101,978        1,069,996
                                                   -----------      -----------

      Gross profit (loss)                              189,989          (58,775)
                                                   -----------      -----------

Operating Expenses:
   Research and development                            129,639          303,624
   Sales and marketing                                 193,963          156,894
   General and administrative                          548,178          283,717
                                                   -----------      -----------
      Total operating expenses                         871,780          744,235
                                                   -----------      -----------

Loss from operations                                  (681,791)        (803,010)
                                                   -----------      -----------

Other Income (Expense):
   Interest income                                      26,539            4,992
   Interest expense                                    (17,784)         (21,040)
   Interest expense to shareholder                     (28,146)         (18,493)
                                                   -----------      -----------
      Other expense -- net                             (19,391)         (34,541)
                                                   -----------      -----------

Net loss                                           $  (701,182)     $  (837,551)
                                                   ===========      ===========

Shares used in per share calculation
   -- basic and diluted                              4,659,886        4,619,886
                                                   ===========      ===========
Net loss per common share -- basic
    and diluted                                    $      (.15)     $      (.18)
                                                   ===========      ===========
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